UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RESTORATION HARDWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

June 1, 2006

TO THE STOCKHOLDERS OF RESTORATION HARDWARE, INC.:

You are cordially invited to attend the annual meeting of the stockholders of Restoration Hardware, Inc. on July 19, 2006, at 9:30 a.m. local time at our corporate offices located at 5725 Paradise Drive, Building D, Corte Madera, California 94925.

At the annual meeting, you will be asked to do the following:

1.                                           Elect two Class II directors to serve for a three-year term until the 2009 annual meeting of the stockholders or until their successors are duly elected and qualified;

2.                                           Ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 3, 2007; and

3.                                           Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You do not need to attend the annual meeting. Whether or not you attend, after reading the proxy statement, please mark, date, sign and return the enclosed proxy in the accompanying reply envelope. If you decide to attend the annual meeting, please notify the inspector of elections at the meeting if you wish to vote in person and your proxy will not be voted.

Sincerely yours,
Gary G. Friedman
Chairman, President and Chief Executive Officer

RESTORATION HARDWARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 19, 2006

TO THE STOCKHOLDERS OF RESTORATION HARDWARE, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Restoration Hardware, Inc., a Delaware corporation, will be held on July 19, 2006, at 9:30 a.m. local time at our corporate offices located at 5725 Paradise Drive, Building D, Corte Madera, California 94925, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.                                           Elect the Class II directors to serve for a three-year term until the 2009 annual meeting of the stockholders or until their successors are duly elected and qualified;

2.                                           Ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 3, 2007; and

3.                                           Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 25, 2006, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. The stock transfer books of the company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all of your shares will be voted. You may submit your proxy and then later decide to attend the annual meeting to vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement.

Sincerely,
Gary G. Friedman
Chairman, President and Chief Executive Officer

Corte Madera, California
June 1, 2006

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 19, 2006

General

This proxy statement is furnished in connection with the solicitation by Restoration Hardware, Inc., a Delaware corporation, of proxies for the annual meeting of the stockholders to be held on July 19, 2006, at 9:30 a.m. local time. The annual meeting will be held at our corporate offices located at 5725 Paradise Drive, Building D, Corte Madera, California 94925. Our principal executive offices are located at 15 Koch Road, Suite J, Corte Madera, California 94925. Our telephone number at that address is (415) 924-1005. These proxy solicitation materials are first being mailed on or about June 12, 2006, to all stockholders entitled to notice of, and to vote at, the annual meeting.

All materials filed by us with the Securities and Exchange Commission (SEC) can be obtained at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the SEC’s web site at www.sec.gov. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330.

Purpose of the Annual Meeting

At our annual meeting, holders of our common stock will be asked to:

1.                                           Elect two Class II directors to serve for a three-year term until the 2009 annual meeting of the stockholders or until their successors are duly elected and qualified;

2.                                           Ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending February 3, 2007; and

3.                                           Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date

The close of business on May 25, 2006, has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Revocability of Proxies

If the shares are held in the stockholder’s name, the proxy relating to such shares and given pursuant to this solicitation may be revoked by such stockholder at any time before the proxy is voted by: (1) sending written notice of revocation to our Secretary, Chris Newman, at the address of our principal executive offices; (2) executing and delivering a proxy bearing a later date to our Secretary; or (3) attending the annual meeting and voting in person. If the shares are held in “street name,” such stockholder should follow the directions provided by such stockholder’s broker regarding how to revoke the proxy. Attendance at the annual meeting by a stockholder who has executed and delivered a valid proxy will not in and of itself constitute a revocation of the proxy.

Voting Rights of Stockholders, Quorum

Only stockholders of record on the record date will be entitled to vote at the annual meeting. As of the close of business on May 25, 2006, we had outstanding 37,812,715  shares of our common stock. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the annual meeting.

Each outstanding share of our common stock on the record date is entitled to one vote on all matters to come before the annual meeting. Cory Chamberlain, our Director of Financial Reporting, will act as the inspector of elections for the annual meeting, and will tabulate the stockholder votes, abstentions and broker “non-votes” at the meeting.

If any stockholder is unable to attend the annual meeting, the stockholder may vote by proxy. When the proxy is returned properly completed, it will be voted as directed by the stockholder on the proxy. Stockholders are urged to specify their choices on the enclosed proxy. If a proxy is signed and returned without choices specified, in the absence of contrary instructions, the shares of our common stock represented by the proxy will be voted “FOR” the director nominees and the other proposals to be presented at the annual meeting, and will be voted in the proxyholders’ discretion as to such other matters that may properly come before the annual meeting.

In March 2001, pursuant to our certificate of designation for Series A preferred stock, the holders of our Series A preferred stock at such time nominated, and our board thereafter elected, Glenn J. Krevlin to the board of directors on behalf of Reservoir Capital Group, L.L.C. and its affiliates and Glenhill Capital LP. Mr. Krevlin was re-elected to our board of directors at the 2002 and 2005 annual meeting of stockholders. The term of Mr. Krevlin as a director on our board will expire at our annual meeting of stockholders in 2008. Our outstanding shares of Series A preferred stock were converted into shares of common stock in July 2005.

Required Vote for Approval

For the proposal relating to the election of two director nominees, the two candidates receiving the greatest number of affirmative votes of the votes attached to the shares of our common stock will be elected, provided a quorum is present and voting. Our stockholders may not cumulate votes in the election of the director nominees. All other proposals will require the affirmative vote of a majority of the votes attached to shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting.

Abstentions, Broker “Non-Votes”

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of the director nominees or issues requiring approval of a majority of the shares of voting stock entitled to vote and, therefore, do not have the effect of votes in opposition in such tabulations. With respect to the proposal regarding the election of the director nominees which requires a plurality vote, and the remaining proposals which require the affirmative vote of holders of a majority of our common stock present in person or represented by proxy and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in the tabulations of the shares of our common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on all proposals other than the proposal for the election of the director nominees.

Cost of Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials and any additional solicitation materials furnished to the stockholders. We will furnish copies of proxy materials and any other additional solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the proxy solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the proxy solicitation materials to such beneficial owners. We may supplement the original solicitation of proxies by mail or by solicitation by telephone, telegram, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to our Secretary, Chris Newman. To be timely for the 2007 annual meeting, assuming that the 2007 annual meeting is held on the same date as the 2006 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no later than March 21, 2007 (120 days prior to the date of the meeting). A stockholder’s notice must accompany any stockholder proposal and shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our voting securities which are owned beneficially and of record by the stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of the stockholder of record and the beneficial owner, if any, in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at our 2007 annual meeting of the stockholders must be received by our Secretary, Chris Newman, at the address of our principal executive offices no later than February 12, 2007, in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority

In addition, the proxies solicited by our board of directors for the 2007 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal no later than April 12, 2007.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our second amended and restated certificate of incorporation, as amended, and our amended and restated bylaws provide for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our amended and restated bylaws provide that the authorized number of directors shall be set by resolution of the board of directors. Our board of directors has authorized a board of nine directors and our current board consists of eight persons. At each annual meeting of the stockholders, directors will be elected for a term of three years to succeed those directors whose terms are expiring.

Classified Board

Our board is currently composed of the following classes of directors:

Class	Expiration	Member
Class II	2006	Robert E. Camp and M. Ann. Rhoades
Class III	2007	Gary G. Friedman, Robert C. Hamer III and T. Michael Young
Class I	2008	Damon H. Ball, Raymond C. Hemmig and Glenn J. Krevlin

Class II Directors

At the annual meeting, holders of our common stock will elect two Class II directors, each to serve a three year term until the 2009 annual meeting of stockholders or until a successor is duly elected and qualified or until the director’s earlier resignation or removal. The director nominees have agreed to serve if elected, and we have no reason to believe that such nominees will be unwilling or unable to serve. In the event any director nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our board of directors to fill the vacancy. Proxies received will be voted “FOR” the nominees named below, unless marked to the contrary. Proxies may not be voted for a greater number of persons than the number of nominees named.

Information About Class II Director Nominees

The following two director nominees are to stand for election by the holders of our common stock:

Robert E. Camp has served as one of our directors since June 1994 and his term as a director expires at the annual meeting of the stockholders in 2006. He and his wife are majority shareholders in Hero’s Welcome Inc., a Vermont-based up-scale general store and direct mail operation, which he founded in November 1993. From March 1999 until February 2004, Mr. Camp served as a member of the board of directors of Kitchen Etc., Inc., a New England-based specialty retailer of cooking and dining products, and as its Chief Executive Officer from August 1999 until February 2004, prior to its filing in June 2004 of a petition for relief under Chapter 11 of the United States Bankruptcy Code. He is the former President and Chief Executive Officer of Pier 1 Imports Inc. (NYSE: PIR), a specialty retailer of imported decorative home furnishings and gifts, and was associated with that company from 1967 to 1985. In 1971, Mr. Camp co-founded Import Bazaar Ltd., a Canadian-based import business, which was subsequently sold to Pier 1 Imports Inc. In 1986, he founded Simpson and Fisher Companies, Inc., a specialty retail holding company, where he was President and Chief Executive Officer from June 1986 through February 1992.

M. Ann Rhoades served as one of our directors from August 1999 through March 2001 and rejoined our board of directors in March 2005. Ms. Rhoades’ term as a director expires at the annual meeting of stockholders in 2006. Ms. Rhoades is the President of PeopleInk, Inc., a human resources consulting firm. Ms. Rhoades also serves as a member of the Boards of Directors of JetBlue Airways Corporation (Nasdaq: JBLU), a publicly traded passenger airline, and of P. F. Chang’s China Bistro, Inc. (Nasdaq: PFCB), a publicly traded restaurant chain. From April 1999 through April 2002, Ms. Rhoades served as Executive Vice President, People for JetBlue Airways. From January 1995 to March 1999, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations for Promus Hotel/DoubleTree Hotels Corporation. From June 1989 to January 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines (NYSE: LUV), a publicly traded passenger airline.

Vote Required

Assuming the presence of a quorum, our two Class II directors to stand for election by the holders of our common stock will be elected, from among those persons nominated, by the affirmative vote of holders of a plurality of our outstanding common stock present in person or represented by proxy and entitled to vote at the annual meeting. Nominees who receive the first and second highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker “non-votes.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and directors as of May 25, 2006:

Name	Age	Position
Gary G. Friedman(4)	48	President, Chief Executive Officer and Chairman of the Board of Directors
Damon H. Ball(1)(3)	49	Director
Robert E. Camp	63	Director
Robert C. Hamer III	47	Director
Raymond C. Hemmig(1)(2)	56	Director
Glenn J. Krevlin(3)	46	Director
M. Ann Rhoades(2)	61	Director
T. Michael Young(1)	61	Director
Ken Dunaj	39	Chief Operating Officer
Chris Newman	41	Senior Vice President, Chief Financial Officer and Secretary
Marta H. Benson	43	Senior Vice President, General Manager of Direct Business
Jason W. Camp	37	Senior Vice President, General Manager of Retail Business
Bonnie McConnell-Orofino	46	Senior Vice President, General Manager of Tri-Channel Merchandising

(1)          Member of the audit committee

(2)          Member of the compensation committee

(3)          Member of the nominating committee

(4)          Member of the secondary committee under the 1998 stock incentive plan

Gary G. Friedman joined us as our Chief Executive Officer in March 2001. He was elected by our board as a director at the same time and his term as a director expires at the annual meeting of the stockholders in 2007. In November 2001 he was also appointed our President, and in March 2005 he was also appointed chairman of the board of directors. Prior to joining us, Mr. Friedman was for 13 years with Williams-Sonoma, Inc. (NYSE: WSM), a specialty retailer of high quality products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000, and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Mr. Friedman also spent 11 years at Gap, Inc., in various management positions.

Damon H. Ball has served as one of our directors since May 1997 and his term as a director expires at the annual meeting of the stockholders in 2008. He currently serves as lead independent director on our board of directors. Since September 2005, Damon Ball has been a partner of AEA Investors LLC, a private equity firm focused on consumer products, value-added industrials and specialty chemicals markets. From May 2002 to August 2005, Mr. Ball has served as Managing Director of Saratoga Management Company LLC, a private equity investment firm which manages the Saratoga Partners funds. From August 2001 to May 2002, Mr. Ball served as Senior Advisor to Saratoga Partners. Mr. Ball also has served, from May 1999 through the present, as the President and Managing Director of Sextant Capital Advisors, LLC, a financial advisory company formed by Mr. Ball. Previously, Mr. Ball was with Desai Capital Management Incorporated for ten and a half years where he served as a Senior Vice President from 1992 to 1999, and as a Vice President prior to such time. In December 2003, as a representative of Saratoga Lighting Holdings, LLC, Mr. Ball became a director of Advanced Lighting Technologies, Inc., a publicly reporting designer, manufacturer and marketer of metal halide lighting products.

Robert E. Camp has served as one of our directors since June 1994 and his term as a director expires at the annual meeting of the stockholders in 2006. He and his wife are majority shareholders in Hero’s Welcome Inc., a Vermont-based up-scale general store and direct mail operation, which he founded in November 1993. From March 1999 until February 2004, Mr. Camp served as a member of the board of directors of Kitchen Etc., Inc., a New England-based specialty retailer of cooking and dining products, and as its Chief Executive Officer from August 1999 until February 2004, prior to its filing in June 2004 of a petition for relief under Chapter 11 of the United States Bankruptcy Code. He is the former President and Chief Executive Officer of Pier 1 Imports Inc. (NYSE: PIR), a specialty retailer of imported decorative home furnishings and gifts, and was associated with that company from 1967 to 1985. In 1971, Mr. Camp co-founded Import Bazaar Ltd., a Canadian-based import business, which was subsequently sold to Pier 1 Imports Inc. In 1986, he founded Simpson and Fisher Companies, Inc., a specialty retail holding company, where he was President and Chief Executive Officer from June 1986 through February 1992.

Robert C. Hamer III has served as one of our directors since August 2005 and his term as a director expires at the annual meeting of the stockholders in 2007. Mr. Hamer is currently the chief executive officer, chairman and controlling shareholder of Primitive Logic, Inc., a private technology services firm based in San Francisco that he founded in 1997. Prior to founding Primitive Logic, Bob held technology positions with Wells Fargo Bank, Bank of America, Beneficial Data Processing Corporation, Crum & Forster Insurance, and RCA-Solid State Division.

Raymond C. Hemmig has served as one of our directors since June 1994 and his term as a director expires at the annual meeting of the stockholders in 2008. He currently is chairman of our compensation committee. Since October 2003, he has served as Chairman of the Board of Buffet Partners, L.P., a privately held operator of scatter-bar buffet restaurants. He has served as the Chairman of the Board of Ace Cash Express, Inc. (Nasdaq: AACE), a publicly traded chain of retail financial services stores, since September 1988 and as the Chairman, Chief Executive Officer and General Partner of Retail & Restaurant Growth Capital, L.P., a licensed Small Business Investment Corporation, since 1995. Mr. Hemmig served as the Chief Executive Officer of Ace from 1988 to 1994. He also serves on the boards of several private companies. From 1990 until May 1994, Mr. Hemmig served as a director of On the Border Cafes, Inc., a publicly traded restaurant chain. From 1985 to September 1988, Mr. Hemmig was a partner and co-founder of Hemmig & Martin, a consulting firm to clients in the food service, retail, and franchise industries. He served as an Executive Vice President of Grandy’s Inc., a subsidiary of Saga Corp., from 1983 to 1985, and was a Vice President and the Chief Operating Officer of Grandy’s Country Cookin’, the predecessor restaurant company, from 1980 to 1983. He also worked with Hickory Farms of Ohio, Inc. from 1973 to 1980 in various operational and executive positions.

Glenn J. Krevlin has served as one of our directors since March 2001 and his term as a director expires at the annual meeting of the stockholders in 2008. Since January 2001, Mr. Krevlin has served as the managing member of Krevlin Advisors, LLC, an investment management firm, which is the managing member of GJK Capital Management, LLC, the general partner of each of Glenhill Capital LP and Glenhill Concentrated Short Biased Fund, L.P., each an investment partnership. In addition, since 2001, Mr. Krevlin has served as the managing member of Glenhill Overseas Management, LLC, an investment management firm. Previously, Mr. Krevlin was a general partner at Cumberland Associates LLC, an investment firm, from 1994 to December 2000.

M. Ann Rhoades served as one of our directors from August 1999 through March 2001 and rejoined our board of directors in March 2005. Ms. Rhoades’ term as a director expires at the annual meeting of stockholders in 2006. Ms. Rhoades is the President of PeopleInk, Inc., a human resources consulting firm. Ms. Rhoades also serves as a member of the Boards of Directors of JetBlue Airways Corporation (Nasdaq: JBLU), a publicly traded passenger airline, and of P. F. Chang’s China Bistro, Inc. (Nasdaq: PFCB), a publicly traded restaurant chain. From April 1999 through April 2002, Ms. Rhoades served as Executive Vice President, People for JetBlue Airways. From January 1995 to March 1999, Ms. Rhoades was the Executive Vice President, Team Services & Public Relations for Promus Hotel/DoubleTree Hotels Corporation. From June 1989 to January 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines (NYSE: LUV), a publicly traded passenger airline.

T. Michael Young has served as one of our directors since March 2005 and his term as a director expires at the annual meeting of the stockholders in 2007. He is currently the chairman of the audit committee. Mr. Young is the chairman of the board of Metal Supermarkets (Canada), Ltd., a privately-held metal distributor with locations in the United States, Canada, Europe, and the Middle East, and has held this position since December 2005. From December 2002 to December 2005, he was President and Chief Executive Officer of Metal Supermarkets and was elected to the board of directors of that company in October 2003. Since April 2004, Mr. Young has served on the board of directors of Emeritus Corporation (AMEX: ESC), a publicly-traded national operator of assisted living residential communities. From June 1998 to May 2002, Mr. Young served as chairman of the board of directors of Transportation Components, Inc., a publicly held distributor of replacement parts for commercial trucks and trailers, and also served as its President and Chief Executive Officer from June 1998 until May 2001, when Transportation Components and its affiliates filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Mr. Young was also Chairman, Chief Executive Officer and President of Hi-Lo Automotive, Inc., a public retailer and wholesale distributor of automotive parts and supplies, from 1987 to 1998. Mr. Young is a Certified Public Accountant and former partner of Arthur Andersen & Co.

Ken Dunaj has served as our Chief Operating Officer since May 2006. Prior to joining our company, Mr. Dunaj served as Senior Vice President, Global Logistics, for Williams-Sonoma Inc., a specialty retailer of products for the home, from August 2005 until May 2006. From September 2000 to August 2005, Mr. Dunaj held various other positions at Williams-Sonoma, including Vice President, Distribution. Prior to joining Williams-Sonoma, Mr. Dunaj held positions at Toysrus.com, Genesis Direct Inc., Reebok International, Ltd. and Nike, Inc.

Chris Newman has served as our Senior Vice President, Chief Financial Officer and Secretary since March 2006. From September 2005 to March 2006, Mr. Newman served as Vice President and Chief Financial Officer, Store Operations, of Limited Brands, Inc., the operator of Victoria’s Secret, Bath & Body Works and other retail chains. From 1999 until September 2005, Mr. Newman worked in various other executive-level positions at Limited Brands, including Vice President of Finance, Bath & Body Works, and Vice President of Finance, Victoria’s Secret Stores. From 1990 until 1999, Mr. Newman served in various financial positions at PepsiCo, Incorporated.

Marta H. Benson serves as our Senior Vice President, General Manager of Direct Business. Ms. Benson joined us in August 1996 and rose through our ranks to become in January 1999 our Vice President, RH Direct, where she was in charge of our direct-to-customer division. Ms. Benson thereafter served as our Senior Vice President, Merchandising and Marketing, from February 2004 to February 2006.

Jason W. Camp serves as our Senior Vice President, General Manager of Retail Business. Mr. Camp joined us in June 1996 and rose through our ranks to become a director of stores in our Eastern Region in February 2000. In July 2001, Mr. Camp was promoted to Vice President of Stores, where he was in charge of our retail store operations. Mr. Camp thereafter served as our Senior Vice President, Retail Operations, from February 2004 to February 2006.

Bonnie McConnell-Orofino has served as our Senior Vice President, General Manager of Tri-Channel since February 2006. Ms. McConnell-Orofino joined us in July 2000 as our Vice President, Divisional Merchandise Manager—Decorative Accessories/Furniture and served in that position until February 2006. From June 1992 until July 2000, Ms. McConnell-Orofino held various positions at Mervyn’s LLC.

Our board of directors has authorized a board of nine directors and our current board consists of eight persons. We have not identified an individual to fill the vacancy on our board of directors.

Our directors serve in such capacity until the annual meeting of the stockholders corresponding to the end of their respective terms or until their successors are duly elected and qualified, unless they have earlier resigned or been removed. Our officers hold their offices until their successors are chosen and qualify or until their earlier resignation or removal.

Relationship Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers, except that Jason W. Camp is the son of one of our directors, Robert E. Camp.

Meetings and Committees of the Board of Directors

Our board of directors held seven meetings during the fiscal year ended January 28, 2006. Our board of directors has an audit committee, a compensation committee, a nominating committee and a secondary committee under the 1998 stock incentive plan. Each director, other than Mr. Krevlin, attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors, and (ii) the total number of meetings held by all committees of our board on which such director served, during the fiscal year ended January 28, 2006.

In March 2005, the board of directors voted to create the position of lead independent director of the board of directors and adopted a lead independent director charter. The charter provides that the lead independent director shall serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and functions as directed by the board from time to time. Mr. Ball currently serves as lead independent director.

Our board of directors has adopted a Code of Ethics for Chief Executive and Senior Financial Officers and a Code of Business Conduct which applies to all of our employees, officers and directors. Both codes are posted on our web site at www.RestorationHardware.com and any amendments or waivers to either code, to the extent they occur, shall also be posted on our web site, pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules thereunder promulgated by the Securities and Exchange Commission. Each code satisfies the requirements under Item 406 of Regulation S-K, and the Code of Business Conduct satisfies the Nasdaq rules applicable to issuers listed on the Nasdaq National Market.

The board of directors has adopted an audit committee charter, which sets for the qualifications of the audit committee members and the responsibilities and duties of the audit committee. A current copy of the audit committee charter was attached as Annex A to our 2005 proxy statement.

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, our separately-designated standing audit committee of the board of directors currently consists of Messrs. Ball, Hemmig, and Young, with Mr. Young as the chairman of the committee. The audit committee’s primary purpose is to assist our board of directors in overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. The audit committee also reviews the policies and procedures adopted by the company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles. The audit committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the company’s independent auditors. Additionally, the audit committee must preapprove all audit and non-audit services performed by the company’s independent auditors. The audit committee also has been designated by our board of directors as a qualified legal compliance committee. Our audit committee held 10 meetings during the fiscal year ended January 28, 2006. After considering relationships between each member of the audit committee and our company and our subsidiaries and reviewing the qualifications of the members of the audit committee, our board of directors has determined that all current members of the audit committee are: (1) ”independent” as that term is defined in Section 10A of the Securities Exchange Act of 1934, as amended, and Rule 10A-3(b)(1) thereunder; and (2) ”independent” as that term is defined in Marketplace Rules 4200 and 4350(d) of the listing standards of the National Association of Securities Dealers, Inc. Furthermore, our board of directors has determined that Mr. Young qualifies as an audit committee financial expert, as defined by the applicable rules of the Securities Exchange Act of 1934, as amended, and has current and past employment experience in finance which results in his financial sophistication for purposes of Marketplace Rule 4350(d) of the listing standards of the National Association of Securities Dealers, Inc.

Our compensation committee currently consists of Mr. Hemmig and Ms. Rhoades, with Mr. Hemmig as chairman of the committee. Our board of directors has determined that all current members of the compensation committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc. The compensation committee’s function is to assist our board of directors in discharging its responsibilities relating to compensation of our directors and officers, in particular, by reviewing and determining the salaries and incentives of our executive officers, including the Chief Executive Officer, and establishing the general compensation goals and objectives for such individuals. Our compensation committee also has concurrent authority with our secondary committee to administer aspects of our 1998 stock incentive plan. With regard to our executive officers, our compensation committee has sole and exclusive authority to administer aspects of the plan and to make discretionary option grants under the plan to such persons. Our compensation committee held four formal meetings during the fiscal year ended January 28, 2006, although there were numerous informal meetings between the two members of the compensation committee.

Our nominating committee currently consists of Messrs. Ball and Krevlin. Our board of directors has determined that all current members of the nominating committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc. The nominating committee is to assist the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board and review and making of recommendations to the board of directors regarding the composition of the board and committees of the board. Additional duties and responsibilities of the nominating committee are set forth in its charter, which was adopted and approved in May 2004 and a copy of which is available on our web site at www.RestorationHardware.com. Our nominating committee held one meeting during the fiscal year ended January 28, 2006, although there were numerous informal meetings between the two members of the nominating committee.

Our secondary committee under the 1998 stock incentive plan currently consists of Mr. Friedman and has concurrent authorization with the compensation committee to make discretionary option grants under our 1998 stock incentive plan to eligible individuals other than our executive officers pursuant to guidelines issued from time to time by our board. The committee held 26 meetings during the fiscal year ended January 28, 2006.

Director Nomination Process

Our amended and restated bylaws provides that nominations for election to our board of directors must be made by the board of directors or by a committee appointed by the board of directors for such purpose or by any stockholder of any outstanding class of our capital stock entitled to vote for the election of directors. Nominations by stockholders must be preceded by notification in writing received by our Secretary, Chris Newman, not less than 120 days prior to any meeting of stockholders called for the election of directors. A stockholder’s notice must contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making the nomination or in organizing, directing or financing the nomination or solicitation of proxies to vote for the nominee: (a) the name, age, residence, address, and business address of each proposed nominee and of each such person; (b) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person; (c) the amount of our stock owned beneficially, either directly or indirectly, by each proposed nominee and each such person; and (d) a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which our company will or may be a party.

With respect to director nominees by our board of directors, our board of directors has resolved that director nominees are to be recommended for the board’s selection either by a majority of the independent directors on the board or by our nominating committee, provided that our nominating committee is comprised solely of independent directors in accordance with the Nasdaq rules applicable to issuers listed on the Nasdaq National Market. However, such authority to select or to recommend to the board of directors for selection the director nominees shall not apply in cases where the right to nominate a director legally belongs to a third party or parties.

Our board of directors has adopted a policy pursuant to which our board of directors, our nominating committee and the independent directors of the board of directors recommending director nominees shall consider any director candidates recommended by our stockholders, provided the information regarding director candidates recommended by stockholders is submitted to our board of directors, the nominating committee or the independent directors of the board recommending director nominees, as applicable, in compliance with the following requirements. Director candidate nominations from stockholders must be provided in writing and must include (a)(1) the candidate’s name, age, business address and residence address, (2) the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years, (3) the class and number of shares of our company which are beneficially owned by the candidate, (4) any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member, and (5) any other information pertinent to the qualification of the candidate, and (b)(1) the name and record address of the stockholder making the recommendation, and (2) the class and number of shares of our company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held for in excess of one year prior to the date of the recommendation. These director candidate recommendation materials are to be sent to our Secretary, Chris Newman, at our principal executive offices, and may be submitted at any time. Since the issuance of our proxy statement for our 2003 annual meeting of stockholders, we have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Our nominating committee under its charter has the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. No such search firm was used for the slate of director nominees for the 2006 annual meeting since all directors nominated are up for re-election.

The process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm) compiling names of potentially eligible candidates, vetting candidates’ qualifications, conducting background and reference checks, conducting interviews with candidates and/or others (as schedules permit), meeting to consider and recommend final candidates to the board of directors and, as appropriate, preparing and presenting to the board of directors an analysis with regard to particular, recommended candidates. Our nominating committee or the independent directors of the board of directors recommending director nominees also will identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members of our board of directors, shall effectively serve our stockholders’ long-term interests and contribute to our company’s overall corporate goals. There are no differences in the manner in which our nominating committee or the independent directors of the board of directors recommending director nominees evaluate nominees for director based on whether the nominee is recommended by a stockholder.

There are no specific, minimum qualifications that our nominating committee or the independent directors of the board of directors recommending director nominees shall require to be met by a committee/independent director-recommended nominee for a position on our board of directors, nor are there any specific qualities or skills that are necessary for one or more of our directors to possess, other than as are necessary to meet specific requirements under the rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. for Nasdaq-listed issuers. Our nominating committee and the independent directors of the board of directors recommending director nominees shall consider a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of our board of directors.

Process for Stockholders to Send Information to the Board of Directors

It is the policy of our board of directors to encourage all forms of information to be provided to the board of directors and/or its members by our stockholders. All such communications shall be in written form, addressed to the board of directors or to one or more individual members of the board of directors, and sent care of our Secretary, Chris Newman, at the address of our principal executive offices or via fax to (415) 927-7264. Our Secretary shall promptly provide all such stockholder communications to the applicable member(s) of our board of directors or the entire board of directors, as requested in the stockholder communications.

Policy Regarding Board Member Attendance At Annual Meetings

The policy of our board of directors with regard to attendance by members of the board of directors at annual meetings is not to require attendance at such annual meetings, but board members are free to attend if they choose to do so. One director attended the 2005 annual meeting of stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table provides summary information concerning the compensation earned by our Chief Executive Officer, each of the other four most highly compensated executive officers, and one other individual who would have been among the four most highly compensated executive officers except that she was not serving as an executive officer at the end of our fiscal year on January 28, 2006. The persons listed below are referred to as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Securities Underlying Options (#)(1)	All Other Compensation ($)(2)
Gary G. Friedman(3)	2005	509,615	—	11,400	—	—
Chief Executive Officer,	2004	539,615	—	11,400	1,000,000	—
President and Director	2003	415,385	150,000	11,400	—	—
Marta H. Benson(4)	2005	323,636	—	6,000	25,000	3,281
Senior Vice President,	2004	292,635	—	5,500	200,000	3,351
General Manager of
Direct Business
Jason W. Camp(5)	2005	292,385	—	7,200	25,000	3,227
Senior Vice President,	2004	270,385	—	7,200	150,000	3,490
General Manager of
Retail Business
John W. Tate(6)	2005	455,655	—	6,000	50,000	47,778
Former Executive Vice	2004	190,346	25,000	24,617	407,500	19,238
President, Chief
Operating Officer
Patricia A. McKay(7)	2005	272,907	—	3,500	25,000	2,969
Former Executive Vice	2004	366,346	125,000	6,000	150,000	177,910
President and Chief	2003	107,692	50,000	1,500	250,000	30,149
Financial Officer
Murray Jukes (8)	2005	218,155	—	—	15,000	1,535
Former Vice President,	2004	127,885		—	20,000	219
Corporate Controller

(1)          The options listed in the table were granted under our 1998 stock incentive plan, our non-plan option grant program and/or pursuant to individual grants by our board of directors.

(2)          Unless otherwise noted, amounts shown in the column entitled “All Other Compensation” represents contributions by us to our 401(k) plan, which was implemented in November 1997, on behalf of the Named Executive Officers.

(3)          The amount shown in the “Salary” column for 2004 includes $30,000 for an increase to base salary awarded in February 2004 retroactive to September 2003. The amount shown in the column “Other Annual Compensation” represents, for each of fiscal years 2005, 2004 and 2003, a car allowance provided to Mr. Friedman.

(4)          The amount shown in the column entitled “Other Annual Compensation” represents, for each of fiscal years 2005 and 2004, a car allowance to Ms. Benson.

(5)          The amount shown in the column entitled “Other Annual Compensation” represents, for each of fiscal years 2005 and 2004, a car allowance to Mr. Camp.

(6)          Mr. Tate resigned from his executive officer positions with the company on May 9, 2006 in connection with Mr. Dunaj’s appointment as the new Chief Operating Officer of the company. Mr. Tate is transitioning to a consulting role with the company. Mr. Tate also was previously a director of the company during 2004. The amount shown in the column entitled “Other Annual Compensation” for 2004 represents director fees received during 2004 in the amount of $21,875 and a car allowance in the amount of $2,742, and the amount shown in the column entitled “Other Annual Compensation” for 2005 represents a car allowance. The amount shown in the column entitled “All Other Compensation” for 2004 represents a temporary housing allowance in the amount of $17,903 and a relocation allowance in the amount of $1,335. The amount shown in the column entitled “All Other Compensation” for 2005 represents a temporary housing allowance in the amount of $28,044 and a relocation allowance in the amount of $19,734 for Mr. Tate’s relocation to California.

(7)          Ms. McKay resigned from the company on August 23, 2005. The amount shown in the column entitled “Other Annual Compensation” represents, for each of fiscal years 2005, 2004 and 2003, a car allowance. The amount shown in the column entitled “All Other Compensation” for 2004 represents a relocation allowance in the amount of $174,665 (for Ms. McKay’s relocation to California, a temporary housing allowance, the sale of her house and related tax payments), and 401(k) contributions in the amount of $3,245.

(8)          Mr. Jukes resigned from the company on May 19, 2006.

Stock Options and Stock Appreciation Rights

The following table contains information concerning the stock options granted to the Named Executive Officers during the fiscal year ended January 28, 2006. All grants were made under our 1998 stock incentive plan. No stock appreciation rights were granted to the Named Executive Officers during such fiscal year.

	Individual Grants				Potential Realizable
	Number of Shares of Common Stock	Percent of Total Options			Value at Assumed Annual Rates of Stock Price
	Underlying Options	Granted to Employees	Exercise Price	Expiration	Appreciation for Option Term($)
Name	Granted	in 2005 (%)	($/Share)(1)	Date	5%	10%
Gary G. Friedman	—	—	—	—	—	—
Marta H. Benson	25,000	1.49%	$6.10	5/19/2015	$95,906	$243,046
Jason W. Camp	25,000	1.49%	$6.10	5/19/2015	$95,906	$243,046
John W. Tate	25,000	1.49%	$5.16	3/28/2015	$81,127	$205,593
	25,000	1.49%	$6.10	5/19/2015	$95,906	$243,046
Patricia A. McKay(2)	25,000	1.49%	$6.10	5/19/2015	$95,906	$243,046
Murray Jukes(3)	15,000	0.90%	$6.10	5/19/2015	$57,544	$145,827

(1)          The exercise price of the options was the fair market value of the shares underlying the options on the date of grant. The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date. Alternatively, the options may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2)          Ms. McKay resigned from the company on August 23, 2005. This option terminated three months after the date of Ms. McKay’s resignation pursuant to the terms of her stock option agreement.

(3)          Mr. Jukes resigned from the company on May 19, 2006. This option will terminate three months after the date of Mr. Jukes’ resignation pursuant to the terms of his stock option agreement.

Aggregated Option/SAR Exercises and Fiscal Year-End Values

The following table sets forth information, with respect to the Named Executive Officers, concerning the exercise of options during the fiscal year ended January 28, 2006, and the unexercised options held by them at such fiscal year-end. No stock appreciation rights were exercised by any Named Executive Officer during the fiscal year ended January 28, 2006, and no stock appreciation rights were outstanding at such fiscal year-end.

	Shares Acquired on	Value	Number of Securities Under- lying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Gary G. Friedman	—	—	450,000	750,000	$120,000	$360,000
Marta H. Benson	21,000	$117,203	124,801	213,749	$107,704	$235,999
Jason W. Camp	—	—	132,816	175,500	$196,818	$194,375
John W. Tate	—	—	122,500	350,000	$38,400	$7,500
Patricia A. McKay	100,000	$113,476	—	—	—	—
Murray Jukes	—	—	5,000	30,000	—	—

(1)          Represents the positive spread between the fair market value of our common stock as of January 28, 2006, and the option exercise price payable for those shares based on the closing price of $5.46 per share for our common stock as reported on the Nasdaq National Market on Friday, January 27, 2006.

Director Compensation

Stock Option Grants.   Each individual who first joins our board of directors as a non-employee director will receive, at the time of his or her initial appointment or election, an option to purchase 15,000 shares of our common stock, provided such person has not previously been in our employment. In addition, each individual who, on the date of each annual stockholders meeting, continues to serve as a non-employee director, whether or not such individual is standing for election at that particular annual meeting, will be granted options to purchase 15,000 shares of our common stock, provided such individual has served as a non-employee member of our board for at least the preceding six months. These options have an exercise price per share equal to the fair market value per share of our common stock on the grant date and a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as one of our directors. These options vest, or are subject to a repurchase right that lapses, in equal annual installments over a four year period.

The number of options granted to non-employee directors was increased to 15,000 from 7,500 effective April 30, 2005 and this increase was pro-rated for the remainder of fiscal 2005. Accordingly, for fiscal 2005, our non-employee directors received annual option grants to purchase 13,125 shares of our common stock. Each of Messrs. Ball, Camp, Hemmig and Krevlin received an automatic option grant on July 20, 2005, for 13,125 shares of our common stock. The exercise price per share in effect under each option granted on July 20, 2005 was $9.00, which was the fair market value per share of our common stock on the grant date.

Mr.  Young, Ms. Rhoades and Mr. Hamer each received an automatic option grant for 15,000 shares of our common stock at the time of their initial appointment to the board on March 10, 2005, March 31, 2005 and August 24, 2005, respectively. The exercise price per share in effect under each such option granted to Mr. Young, Ms. Rhoades and Mr. Hamer was $5.41, $5.70 and $7.65, respectively, which was the fair market value per share of our common stock on the applicable grant date.

Cash Fees.   The annual cash retainer fee paid to non-employee directors is $40,000. In addition, the chair of our audit committee receives an annual retainer fee of $10,000 and each other non-employee member of the audit committee receives an annual retainer fee of $5,000. Separately, the chair of our compensation committee receives an annual retainer fee of $5,000 and each other non-employee member of the compensation committee receives an annual retainer fee of $2,500. The lead director receives an additional annual retainer fee of $10,000. We also reimburse our directors for their travel expenses related to attending board, committee or our business meetings, and we offer discounts on our merchandise to all directors and their spouses or domestic partners.

The annual cash retainer paid to non-employee directors was increased to $40,000 from $25,000 effective April 30, 2005 and this increase was pro-rated for the remainder of fiscal 2005 to reflect the payment of annual cash fees at prior compensation levels through April 29, 2005. Accordingly, for fiscal 2005 the annual cash retainer fee paid to non-employee directors was $36,250.

Under the director fee option grant program in effect under our 1998 stock incentive plan, each non-employee board member has the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option. The option grant will automatically be granted on the first trading day in January in the year for which the annual retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of our common stock on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the annual retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. The shares subject to the option will become exercisable in 12 equal monthly installments over the calendar year in which the below-market option grant was made. None of our non-employee directors elected to apply any portion of his annual retainer fee to the acquisition of a below-market option grant for fiscal 2005 and none is expected to elect such application for fiscal 2006.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Mr. Friedman’s Employment Arrangement

In connection with the hiring of Mr. Friedman as our new Chief Executive Officer, we agreed upon the terms and conditions of his employment in an offer letter dated March 15, 2001. Mr. Friedman’s offer letter provided for an initial annual salary of $400,000 and eligibility for annual bonus compensation, targeted at 100% of his annual salary, with the amount actually payable based on the level of achievement of performance goals mutually agreed to by Mr. Friedman and our board of directors or our compensation committee. Mr. Friedman is eligible for other benefits, including group health benefits, participation in our 401(k) plan, a car allowance of $950 per month and extra contribution to disability insurance coverage. In addition, as part of Mr. Friedman’s compensation package, we sold Mr. Friedman shares of our common stock and preferred stock, and also granted him options, some of which he exercised, to purchase shares of our common stock. Mr. Friedman’s employment is at-will and may be terminated by either party at any time, with or without cause, but is subject to the terms of the compensation and severance agreement discussed below.

Mr. Friedman’s Compensation and Severance Agreement

In order to retain the services of Mr. Friedman, we also entered into a compensation and severance agreement with Mr. Friedman effective as of March 21, 2001, which was subsequently amended and restated as of February 5, 2004. As part of the amended and restated agreement, we increased Mr. Friedman’s annual base salary to $500,000, effective retroactively to September 3, 2003, and we agreed that his base salary would be subject to increase at least annually during Mr. Friedman’s continued employment with us, at the sole discretion of our board of directors or the compensation committee of our board of directors. This annual increase may be based upon milestones that are set by the compensation committee in advance. In addition, we agreed to make Mr. Friedman eligible for annual bonus compensation in an amount up to 100% of his base salary, with the amount actually payable based on the level of achievement of performance goals determined by our board of directors or the compensation committee of our board of directors. However, if Mr. Friedman achieves his stretch performance goals, as determined by our board of directors or the compensation committee of our board of directors, Mr. Friedman’s annual bonus amount shall increase automatically to up to 150% of his base salary. The performance goals and stretch performance goals are to be based primarily upon our financial performance metrics and shall be set for each fiscal year at approximately the same time that we establish our annual budget for the fiscal year. The compensation committee established for Mr. Friedman a target bonus award for the 2005 fiscal year of between 50% and 150% of Mr. Friedman’s base salary. Payment of the target bonus depends on the level of achievement of the performance goals established by the compensation committee for the 2005 fiscal year.

As part of the amended and restated agreement, our compensation committee on February 5, 2004, awarded Mr. Friedman a stock option to purchase up to 500,000 shares of our common stock at an exercise price of $4.50 per share and a separate stock option to purchase up to an additional 500,000 shares of our common stock at an exercise price of $9.00 per share. On the date of grant, the closing price of our common stock was $3.83 per share. Each of these stock options was granted to Mr. Friedman pursuant to our 1998 stock incentive plan and has a term of 10 years. Each is exercisable in four equal annual installments upon Mr. Friedman’s completion of each of the four years of service with us after the grant date, subject to earlier vesting as provided in the amended and restated compensation and severance agreement.

In addition, we agreed to provide Mr. Friedman with a number of benefits should his employment terminate.

•       If Mr. Friedman’s employment is terminated by us for cause, or due to his disability, death or retirement, or by Mr. Friedman other than for good reason, as specified in the agreement, he is entitled to accrued salary and vacation pay through the termination date.

•       If Mr. Friedman’s employment terminates within 18 months of a change of control of our company (other than if terminated by us for cause, or due to his disability, death or retirement, or by Mr. Friedman other than for good reason), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) a bonus prorated for the year of termination, and (c) an amount in cash equal to three times the sum of (i) his base salary at the time of termination and (ii) a bonus amount equal to 100% of the last annual bonus paid to Mr. Friedman prior to the termination date or Mr. Friedman’s target bonus for the fiscal year in which the change of control of our company occurs, if such target bonus is greater than the last annual bonus paid to Mr. Friedman.

•       If Mr. Friedman’s employment is terminated by us for reasons other than for cause, or other than due to his disability, death or retirement, or is terminated by Mr. Friedman for good reason not within 18 months following a change in control of our company, as specified in the agreement, he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) a bonus prorated for the year of termination, (c) continuation of his base salary at the time of termination for 12 months or such longer period so that Mr. Friedman receives an aggregate minimum amount of such payments equal to $750,000, (d) continuation of his medical benefit coverage until the later of the date he becomes entitled to medical benefits from another employer or 24 months, at his expense at the same rate that would have applied had he remained an officer of our company, and (e) acceleration of all of his unvested options and the lapsing of vesting repurchase rights with respect to shares previously acquired thereunder, in some cases, however, solely to the extent that such options or shares would have vested during the period of base salary continuation had he remained employed with our company throughout such period.

Further, Mr. Friedman agrees not to (a) solicit, either directly or through a third party, any person then employed by us or who was employed by us within the preceding 12 months to be employed by another person, or either directly or through a third party hire or otherwise employ any person then employed by us or who was employed by us within the preceding 12 months, or assist a competitor or other employer in taking such action, or (b) work, directly or indirectly, for or make a significant investment in a competitor during his period of employment with us and for 12 months following his termination of employment or the second anniversary of the date of change of control of our company, whichever comes first.

In the event that Mr. Friedman breaches the agreement, all severance payments other than accrued compensation and pro-rata bonus amounts shall cease after he has been given notice of the breach and an opportunity to cure within 15 days of such notice and if he has failed to timely effect such cure, and thereafter we shall have no further obligations under the agreement with regard to such severance payments.

Mr. Newman’s Employment Arrangement

In connection with the hiring of Mr. Newman as our Senior Vice President and Chief Financial Officer, we agreed upon the terms and conditions of his employment in an offer letter dated March 6, 2006. Mr. Newman’s offer letter provides for an initial annual base salary of $375,000. The offer letter also provides for a signing bonus of $100,000, and he is guaranteed a minimum bonus of $50,000 for our 2006 fiscal year and a minimum bonus of $50,000 for our 2007 fiscal year. Mr. Newman also will be eligible to participate in our management incentive program. Mr. Newman’s guaranteed bonus amounts, other than his signing bonus, for fiscal 2006 and fiscal 2007 will be credited against any actual bonuses received by Mr. Newman for such years.

Pursuant to his offer letter, Mr. Newman received stock options to purchase 200,000 shares of our common stock on March 20, 2006, at an exercise price of $5.70 per share pursuant to our 1998 stock incentive plan. The options vest over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

Should Mr. Newman’s employment be terminated by the company not for cause, other than in connection with a change of control of the company, Mr. Newman will receive salary continuation for a period of one year from such termination date and a prorated bonus based on his then current year’s incentive target bonus amount. Should there be a change of control of the company and Mr. Newman’s employment is, within 12 months thereafter, subject to an involuntary termination by the company, he will receive, in lieu of any other severance pursuant to the offer letter, salary continuation for a period of one year from such termination date, a prorated bonus based on his then current year’s incentive target bonus amount, and his initial stock options will vest in full. Mr. Newman’s entitlement to any severance payments and acceleration of his stock options, if applicable, will be contingent upon his execution of a written release. Further, Mr. Newman has agreed that, for a period of one year following the effective date of his resignation from the company or the termination of his employment by the company, he will not work in a capacity that would compete directly with the company and he shall not solicit any employees or customers of the company during such period. In the event that Mr. Newman breaches this obligation, all severance and other benefits shall cease.

Mr. Dunaj’s Employment Arrangement

In connection with the hiring of Mr. Dunaj as our Chief Operating Officer, we agreed upon the terms and conditions of his employment in an offer letter dated May 9, 2006. Mr. Dunaj’s offer letter provides for an initial annual base salary of $450,000. The offer letter also provides for a signing bonus of $100,000, and he is guaranteed a minimum bonus of $200,000 for our 2006 fiscal year. Mr. Dunaj also will be eligible to participate in our management incentive program. Mr. Dunaj’s guaranteed bonus amount, other than his signing bonus, for fiscal 2006 will be credited against any actual bonuses received by Mr. Dunaj for such year.

Pursuant to his offer letter, Mr. Dunaj received stock options to purchase 400,000 shares of our common stock on May 9, 2006, at an exercise price of $6.77 per share pursuant to our 1998 stock incentive plan. The options vest over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

Should Mr. Dunaj’s employment be terminated by the company not for cause, other than in connection with a change of control of the company, Mr. Dunaj will receive salary continuation for a period of one year from such termination date. Should there be a change of control of the company and Mr. Dunaj’s employment is, within 12 months thereafter, subject to an involuntary termination by the company, he will receive, in lieu of any other severance pursuant to the offer letter, salary continuation for a period of one year from such termination date and his initial stock options will vest in full. Mr. Dunaj’s entitlement to any severance payments and acceleration of his stock options, if applicable, will be contingent upon his execution of a written release. Further, Mr. Dunaj has agreed that, for a period of one year following the effective date of his resignation from the company or the termination of his employment by the company, he will not work in a capacity that would compete directly with the company and he shall not solicit any employees or customers of the company during such period. In the event that Mr. Dunaj breaches this obligation, all severance and other benefits shall cease.

Ms. Benson’s Employment Arrangement

In connection with the promotion of Ms. Benson to Senior Vice President, we agreed upon the terms and conditions of her employment in an offer letter dated February 25, 2004. Ms. Benson’s offer letter provides for an annual salary of $300,000, a car allowance of $500 per month as well as continued benefits as provided to Ms. Benson prior to her promotion.

In addition, Ms. Benson was granted a stock option, pursuant to the terms of our 1998 stock incentive plan, to purchase up to 100,000 shares of our common stock at an exercise price of $4.35. The options vest over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

Mr. Camp’s Employment Arrangement

In connection with the promotion of Mr. Camp from Vice President of Stores to Senior Vice President, we agreed upon the terms and conditions of his employment in an offer letter dated February 25, 2004. Mr. Camp’s offer letter provides for an annual salary of $275,000 and continued benefits as provided to Mr. Camp previously.

In addition, Mr. Camp was granted a stock option, pursuant to the terms of our 1998 stock incentive plan, to purchase up to 50,000 shares of our common stock at an exercise price of $4.35. The options vest over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

Ms. McConnell-Orofino’s Employment Arrangement

We agreed upon the terms and conditions of Ms. McConnell-Orofino’s employment in a letter dated May 5, 2005. The letter provides for an annual salary of $265,000 and continued benefits as provided to Ms. McConnell-Orofino previously. In addition, Ms. McConnell-Orofino was granted a stock option, pursuant to the terms of our 1998 stock incentive plan, to purchase up to 30,000 shares of our common stock at an exercise price of $7.08. The options vest over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

Mr. Tate’s Employment Arrangement.

In connection with the hiring of Mr. Tate as our Chief Operating Officer, we agreed upon the terms and conditions of his employment in an offer letter dated August 13, 2004. Mr. Tate’s offer letter provides for an initial annual salary of $425,000, to increase to $450,000 per year effective April 1, 2005. The offer letter also provides for an annual bonus of up to $75,000 for work performed in connection with our 2004 fiscal year, based on the achievement of performance goals determined by our board of directors or compensation committee; provided, that if Mr. Tate achieves his target performance goals or stretch performance goals, in each case as defined by our board of directors or compensation committee, Mr. Tate’s maximum annual bonus shall increase to up to $100,000 and $150,000, respectively. Mr. Tate also is eligible for an additional bonus of up to 75% of his base salary upon achievement of certain performance goals determined by our board of directors or compensation committee. Mr. Tate is eligible for certain other benefits, including our healthcare program, participation in our 401(k) plan, a monthly car allowance of $500 and, for his first year of employment, a monthly relocation allowance of $4,000.

Pursuant to his offer letter, Mr. Tate was granted a stock option to purchase up to 400,000 shares of our common stock at an exercise price of $5.70 on August 24, 2004, and a stock option to purchase up to 25,000 shares of our common stock at an exercise price of $5.16 on March 28, 2005. Each option vests over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

As part of the terms of Mr. Tate’s offer letter, we have agreed that, should we terminate Mr. Tate’s employment without cause, other than in connection with a change of control, Mr. Tate will receive salary continuation for a period of one (1) year from his termination date at the annual rate of his base salary. Mr. Tate is not eligible for any severance pay in the event of his resignation or termination by us for cause. Should there be a change of control of the company and, thereafter, Mr. Tate is terminated without cause by the company or the successor entity within 18 months following the consummation of such change of control, Mr. Tate is entitled to receive, in lieu of any other severance, salary continuation for a period of one (1) year from his termination date at the annual rate of his base salary. In addition, the initial stock option grant to purchase up to 400,000 shares of common stock will vest in full. Mr. Tate’s entitlement to any severance payments will be contingent upon his execution of a written release and expiration of any applicable revocation period to the written release. The stock option to purchase up to 25,000 shares of common stock granted to Mr. Tate on March 28, 2005 vests upon a change in control unless the option is assumed by the successor corporation, the option otherwise continues in full force and effect, or the option is replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option and provides for subsequent payout in accordance with the same option exercise/vesting schedule set forth in the option agreement. In addition, Mr. Tate agrees that, for a period of one year following the effective date of his resignation or termination by us, he will not work in a capacity that would compete directly with us. Upon any breach of this obligation by Mr. Tate, all severance and other benefits shall cease.

Mr. Tate resigned from his executive officer positions with the company on May 9, 2006 in connection with Mr. Dunaj’s appointment as the new Chief Operating Officer of the company. Mr. Tate is transitioning to a consulting role with the company.

Mr. Jukes’ Employment Arrangement

We agreed upon the terms and conditions of Mr. Jukes’ employment with our company in an offer letter dated May 13, 2004. Mr. Jukes’ offer letter provided for an initial annual salary of $190,000 and that he was eligible to participate in our management incentive program. Pursuant to his offer letter, we granted Mr. Jukes 20,000 stock options at an exercise price of $6.68, which was the fair market value of our common stock on the grant date. The stock option has a term of 10 years and vests at 25% per year over a four-year period. In March 2006, we agreed to pay Mr. Jukes a bonus in the amount of $25,000 on June 15, 2006 and a bonus of $25,000 on September 15, 2006 if Mr. Jukes was employed by the Company on such dates. We also increased Mr. Jukes’ annual base salary, which was $240,000 at that time, to $250,000, and we granted Mr. Jukes 10,000 stock options at an exercise price of $5.70 on March 20, 2006, which was the fair market value of our common stock on the grant date. Mr. Jukes resigned from the company on May 19, 2006 to pursue other opportunities.

Ms. McKay’s Employment Arrangement

We agreed upon the terms and conditions of Ms. McKay’s employment with our company in an offer letter dated October 3, 2003. Ms. McKay’s offer letter provided for an initial annual salary of $350,000, to increase to $375,000 per year effective June 2004 and to increase to $400,000 per year effective June 2005. Ms. McKay was guaranteed a minimum bonus of $50,000 for our fiscal year 2003 and a minimum bonus of $125,000 for our fiscal year 2004. Ms. McKay’s employment was at will and could be terminated by either party at any time, with or without cause. Ms. McKay resigned from the company on August 23, 2005 to pursue other opportunities.

In accordance with the offer letter, we also granted to Ms. McKay on her first day of employment with our company 250,000 stock options at an exercise price of $6.85, which was the fair market value of our common stock on the grant date. We also granted to Ms. McKay pursuant to her offer letter an additional 50,000 stock options at an exercise price of $6.65 in June 2004, which was the fair market value of our common stock on the grant date. These options vested over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

The offer letter provided Ms. McKay with certain severance benefits if her employment was terminated by us not for cause. Ms. McKay also agreed in our offer letter that, for a period of one year following the effective date of her resignation from our company or termination of her employment by us, she will not work in a capacity that would compete directly with us and she shall not solicit any employees or customers of ours during such period.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 28, 2006, the members of the compensation committee of our board of directors were Mr. Hemmig and Ms. Rhoades. Mark Schwartz was also a member of the compensation committee until he resigned from our board of directors in November 2005. None of the individuals on our compensation committee were officers or employees of our company at any time during the fiscal year ended January 28, 2006, or at any other time. None of our current executive officers served as members of the board of directors or compensation committee of any other entity which has one or more executive officers serving as a member of our board of directors or compensation committee.

Certain Relationships and Related Transactions

Series A Preferred Stock

In July 2005, the remaining holders of our Series A preferred stock converted their shares of Series A preferred stock into common stock. In connection with such conversion, these stockholders agreed pursuant to a letter agreement dated as of July 30, 2005, to waive certain information and inspection rights provided in the amended and restated investor rights agreement by and among our company and such stockholders. At such time, the remaining holders of Series A preferred stock included Mr. and Ms. Friedman, Mr. Krevlin, and certain entities controlled by Mr. Krevlin.

Loan to Officer

Jason Camp, who is a Senior Vice President and who is the son of our director Robert E. Camp, was asked to relocate to California in 2001 as part of his job functions as then Vice President of Stores. In connection with this relocation, we made a loan to him in the principal amount of $200,000 in connection with his purchase of a house. The loan is a full recourse loan. The interest on the outstanding principal amount of the loan is 8.0% per annum, compounded annually, and the entire amount of interest and all outstanding principal is due and payable on August 15, 2006, if not earlier pre-paid in full with interest or otherwise forgiven. The amount outstanding under the loan amount was $274,667 as of May 1, 2006.

Other Related Party Transactions

Jason Camp, who is a Senior Vice President of our company and who is the son of our director Robert E. Camp, received annual compensation (salary and bonus) from us during the fiscal year ended January 28, 2006, in the aggregate amount of $292,385 and he also received from us a car allowance during such fiscal year in the amount of $7,200. During fiscal year ended January 28, 2006, our compensation committee granted, effective May 19, 2005, a stock option under our 1998 stock incentive plan to purchase up to an additional 25,000 shares of our common stock at an exercise price of $6.10 per share, vesting in equal annual installments upon Mr. Camp’s completion of each of four years of service with us from the grant date of the stock option.

Report of the Compensation Committee on Executive Compensation

The compensation committee report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference in any of our company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

Among the duties of the compensation committee is that it review and determine the salaries and incentives of the executive officers of our company, including the Chief Executive Officer, and establish the general compensation goals and objectives for such individuals. Our compensation committee also has the sole and exclusive authority to make discretionary option grants to executive officers under our company’s 1998 stock incentive plan.

Overview of Compensation Philosophy and Policy

Our committee believes that the compensation programs for our executive officers should aim to:

•       link each executive officer’s goals with the company’s performance and the interests of our stockholders;

•       attract and retain qualified executives and talented leadership; and

•       support the short-term and long-term strategic goals of our company.

Accordingly, our committee’s policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, the financial performance of our company and their contribution to that performance. Our committee also strives to provide compensation opportunities that are competitive with our industry to attract and retain highly skilled individuals.

Our decisions on executive officer compensation are based primarily upon our assessment of each executive officer’s leadership and operational performance and potential to enhance long-term stockholder value. We rely upon our judgment and, when appropriate, management’s judgment of each individual, instead of formulas or short-term changes in business performance, in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value. Key factors affecting this judgment include: performance compared to the financial, operational and strategic goals established for the executive officer or the company at the beginning of the year; nature, scope and level of responsibilities; contribution to the company’s financial results, particularly with respect to key metrics such as cash flow, revenue and earnings; and effectiveness in leading company initiatives. We also consider each executive officer’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers within the company and the compensation paid to similarly situated executives at comparable companies.

Compensation Elements

Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive within our industry and reflects individual performance; (ii) annual variable performance awards payable in cash and tied to our company’s achievement of annual financial performance goals; and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and our stockholders. As an executive officer’s level of responsibility increases, a greater proportion of his or her total compensation will depend upon our company’s financial performance and stock price appreciation rather than base salary.

Base Salary

In setting base salaries, our committee periodically reviews published compensation survey data for the industry. The base salary for each of our executive officers is guided by the salary levels for comparable positions in the industry, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in our sole discretion. Each executive officer’s base salary is typically reviewed every year and is adjusted from time to time on the basis of (i) our evaluation of the executive officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The performance and profitability of our company also may be a factor in determining the base salaries for our executive officers. In certain cases, we have agreed in advance with an executive officer as part of his or her employment arrangement to provide pre-determined base salary amounts in future years.

Annual Incentives

We pay annual cash bonuses to incentivize and reward superior performance for the year. In addition, these cash bonuses have the effect of linking a significant portion of our executives’ total cash compensation to our overall performance. Generally, executive officers are eligible to receive an annual cash bonus based on a percentage of base salary and the company’s achievement of annual performance goals. Executive officers with a higher level of responsibility within the company generally will have their cash bonus based on a higher percentage of their base salary than other executive officers. Bonuses generally are paid in cash for the prior year’s performance and are based upon our evaluation of each executive officer’s individual performance during the year, in the context of our assessment of the overall performance of the company and the executive officer in meeting the specific financial and other key goals established for the company.

The annual incentive bonus for our executive officers is discretionary in nature and is determined by our committee, other than in particular cases where we have agreed in advance with an executive officer as part of his or her employment arrangement to provide certain guaranteed minimum bonus amounts in certain years. For fiscal 2005, our committee approved minimum, target and stretch bonus amounts based upon the company’s achievement of certain financial performance targets. Our Named Executive Officers did not receive annual incentive bonuses for the fiscal year ended January 28, 2006 because the performance goals established for the 2005 fiscal year were not met.

Long-term Incentives

Stock options are currently granted by our committee on an annual basis to all or certain of our executive officers. Stock option grants are designed to align the interests of our executive officers with those of our stockholders and provide each executive officer with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business. In most cases, each grant allows the executive officer to acquire shares of the common stock at the fair market value per share on the grant date over a specified period of time not to exceed 10 years. Generally, shares subject to the option grant become exercisable in a series of installments over a three-year or four-year period, contingent upon the executive officer’s continued employment with the company. Accordingly, the option grant will provide a positive return to our executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer, including the Chief Executive Officer, is set by our committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with our company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. We also consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. We have established certain guidelines with respect to the option grants made to our executive officers, but have the flexibility to adjust those guidelines in our discretion. In particular cases, we have agreed in advance with an executive officer as part of his or her employment arrangement to grant stock options in specific amounts in future years. Stock options were granted to Patricia A. McKay, our former Chief Financial Officer, as provided in her employment arrangement with the company. Stock options also were granted to John W. Tate, our former Executive Vice President and Chief Operating Officer, a portion of which were granted pursuant to the terms of his employment arrangement with the company. In addition, stock options were granted to Jason Camp, our Senior Vice President, General Manager of Retail Business, Marta Benson, our Senior Vice President, General Manager of Direct Business, and Murray Jukes, our former Vice President, Corporate Controller.

CEO Compensation

Gary G. Friedman’s compensation for the fiscal year ended January 28, 2006 was based on, among other factors, the company’s performance and the compensation of similarly situated executives in like-sized specialty retail companies, although his compensation was not linked to any particular group of these companies. In addition, Mr. Friedman’s compensation was based in part on the terms of Mr. Friedman’s amended and restated compensation agreement, which was entered into by the company and Mr. Friedman in February 2004 and provides for a base salary of at least $500,000. Mr. Friedman’s salary was established at that time to be commensurate with other similarly situated executives in like-sized specialty retail companies.

Mr.  Friedman’s annual incentive bonus is based upon the Company’s achievement of earnings per share targets determined by our committee. For the fiscal year ended January 28, 2006, our committee established for Mr. Friedman a target bonus award of between 50% and 150% of Mr. Friedman’s base salary. A bonus was not paid to Mr. Friedman for the fiscal year ended January 28, 2006 because the performance goals established for the fiscal year were not met.

Mr. Friedman was not granted any stock options during the fiscal year ended January 28, 2006. In making this determination, we considered that Mr. Friedman was previously granted 1,000,000 stock options in February 2004 in connection with the amendment and restatement of his compensation and severance agreement with the company.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to our executive officers for the fiscal year ended January 28, 2006, did not exceed the $1.0 million limit per executive officer. Our company’s 1998 stock incentive plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. While we did not take any action during fiscal 2005 to limit or restructure the elements of cash compensation payable to our executive officers, cash compensation payable to our executive officers in the future may exceed the $1.0 million limit. The Restoration Hardware, Inc. 2004 Senior Executive Bonus Plan, which was approved by our board in March 2004 and approved by the stockholders at the 2004 annual meeting, satisfies the requirements for a qualified performance-based compensation plan and payments made pursuant to the plan will not be subject to the deduction limit if certain requirements are met.

It is the opinion of our committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the performance of our executive officers with the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term.

Submitted by the compensation committee of the board of directors for the fiscal year ended January 28, 2006.

Raymond C. Hemmig
M. Ann Rhoades

Stock Performance Graph

The stock performance graph below is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06
RESTORATION HARDWARE, INC.	$100.00	$569.48	$124.74	$211.52	$298.84	$296.13
NASDAQ STOCK MARKET (U.S.)	$100.00	$66.72	$47.81	$74.68	$77.10	$93.03
NASDAQ RETAIL TRADE	$100.00	$114.54	$107.27	$175.61	$206.00	$218.48

(1)          The Nasdaq Retail Trade Index is the CRSP Total Return Index for the NASDAQ Retail Trade Securities, Center for Research in Security Prices, University of Chicago Graduate School of Business.

(2)          The graph assumes that $100 was invested in our company at the closing price of our common stock on the last trading day of our fiscal year ended February 3, 2001 (a Saturday), and in each index on such date, and that all dividends, if any, were reinvested. No cash dividends have been declared on our common stock.

(3)          The graph is plotted with points showing the cumulative total return as of the end of each of our applicable fiscal years.

(4)          Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of May 10, 2006, by (i) all persons who are beneficial owners of 5% or more of that class, (ii) each director and nominee for director, (iii) each Named Executive Officer, and (iv) all current directors and executive officers as a group. The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Restoration Hardware, Inc., 15 Koch Road, Suite J, Corte Madera, California 94925.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class of Shares Beneficially Owned(1)
Glenn J. Krevlin(2)	3,971,427	10.5%
Gary G. Friedman(3)	3,250,917	8.3%
Reservoir Capital Partners, L.P. and affiliates(4) 650 Madison Avenue, 26th Floor, New York, NY 10022	2,526,409	6.7%
Raymond C. Hemmig(5)	307,664	*
Marta H. Benson(6)	189,801	*
Jason W. Camp(7)	188,065	*
Robert E. Camp(8)	143,222	*
John W. Tate(9)	140,825	*
Damon H. Ball(10)	136,227	*
Patricia A. McKay(11)	43,380	*
Robert C. Hamer III(12)	30,000	*
M. Ann Rhoades(6)	15,000	*
T. Michael Young(6)	15,000	*
Murray Jukes(6)	8,750	*
All current directors and executive officers as a group(12 persons)(13)	8,311,493	21.0%

             *  Less than one percent of our outstanding securities.

   (1)  The percentage of class beneficially owned is based on 37,812,605 shares of common stock outstanding as of May 10, 2006. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of May 10, 2006, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

   (2)  Includes 2,065,463 shares of common stock held by Glenhill Capital LP, 884,355 shares of common stock held by Glenhill Capital Overseas Partners Ltd., 898,100 shares of common stock owned by Glenhill Concentrated Long Master Fund LLC and 60,838 shares of common stock held by Mr. Krevlin. Also includes 62,671 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Mr. Krevlin. Mr. Krevlin is the managing member of Krevlin Advisors, LLC, whose subsidiary, GJK Capital Management, LLC, is the general partner of Glenhill Capital LP. Mr. Krevlin also is the managing member of Glenhill Overseas Management, LLC, which serves as the investment manager for Glenhill Capital Overseas Partners Ltd. Glenhill Capital LP and Glenhill Capital Overseas Partners Ltd. have sole voting and investment power with regard to shares that each owns directly. Mr. Krevlin has sole voting and investment power with regard to all shares beneficially owned. Mr. Krevlin disclaims beneficial ownership of the shares held by Glenhill

Capital LP, Glenhill Capital Overseas Partners Ltd. and Glenhill Concentrated Long Master Fund LLC except to the extent of his pecuniary interest therein.

   (3)  Includes 700,000 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Mr. Friedman. Also, includes 100,000 shares held by Mr. Friedman through an individual retirement account and 125,698 held by the spouse of Mr. Friedman.

   (4)  Consists of 2,163,278 shares of common stock held by Reservoir Capital Partners, L.P. and 363,131 shares of common stock held by Reservoir Capital Master Fund, L.P. Reservoir Capital Partners, L.P. and Reservoir Capital Master Fund, L.P. are affiliated because each has Reservoir Capital Group, L.L.C. as its general partner, which in turn has as its managing member Reservoir Capital Management, L.L.C. Reservoir Capital Partners, L.P. and Reservoir Capital Master Fund, L.P. have sole voting and investment power with regard to the shares that each owns directly. Reservoir Capital Group, L.L.C. and Reservoir Capital Management, L.L.C. have sole voting and investment power with regard to all shares beneficially owned.

   (5)  Includes 82,754 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Mr. Hemmig. Also includes 2,800 shares of common stock held by Kristen Hemmig, 2,800 shares of common stock held by Karin Hemmig, 2,800 shares of common stock held by Kimberly Hemmig and 2,800 shares of common stock held by Karolyn Hemmig, each of whom is Mr. Hemmig’s daughter.

   (6)  Consists entirely of shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by such executive officer or director.

   (7)  Includes 184,566 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Jason Camp.

   (8)  Includes 67,358 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Robert Camp. Also includes 7,000 shares owned by Mr. Camp’s spouse in an individual retirement account

   (9)  Includes 135,000 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Mr. Tate. Mr. Tate resigned from his executive officer positions with the company on May 9, 2006 in connection with Mr. Dunaj’s appointment as the new Chief Operating Officer of the company. Mr. Tate is transitioning to a consulting role with the company.

(10) Includes 132,829 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Mr. Ball. Pursuant to an agreement between Mr. Ball and Desai Capital Management Incorporated, Desai Capital Management Incorporated is the beneficial owner of 21,000 shares of these 116,195 shares of common stock subject to options exercisable within 60 days of May 10, 2006, and Mr. Ball disclaims beneficial ownership of such 21,000 shares.

(11) Based on the company’s records as of August 23, 2005, the date on which Ms. McKay resigned from the company.

(12) Includes 15,000 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Mr. Hamer.

(13) Includes 64,170 shares of common stock subject to options exercisable within 60 days of May 10, 2006, held by Bonnie McConnell-Orofino.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance to our employees or non-employees, including our directors, as of January 28, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	6,379,490	$6.03	1,360,974	(2)
Equity compensation plans not approved by security holders	316,668	$4.53	779,999
Total	6,696,158	$5.95	2,140,973	(2)

(1)          Under our 1998 Stock Incentive Plan, as amended and restated, subject to adjustment upon changes in capitalization of the company by reason of stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, the maximum aggregate number of shares of common stock reserved for issuance under the plan will automatically be increased on the first trading day of each calendar year by an amount equal to the lesser of three percent of the total number of shares of common stock outstanding on the last trading day of the preceding calendar year, or 966,202 shares of common stock.

(2)          The amount includes: 779,999 shares of common stock available for future issuance under our 1998 Stock Incentive Plan, as amended and restated, any or all of which shares may be issued by us pursuant to a stock issuance program under the plan; and 31,394 shares of common stock available for future issuance under our 1998 Employee Stock Purchase Plan, although participation under the plan was suspended indefinitely as of August 30, 2002.

The following is a description of the material features of our equity compensation plans that were not approved by our stockholders.

Stock Option Program for Options Granted or to Be Granted Pursuant to Notices of Grant of Stock Option and Stock Option Agreements

In May 2001, our board of directors adopted a stock option program (the “Program”) outside of our 1998 stock incentive plan pursuant to which options exercisable for up to 1,000,000 shares of common stock may be granted. Under the Program, the board of directors authorized a special purpose committee of the board of directors to administer the Program. The special purpose committee may make non-statutory stock option grants to individuals as inducements to enter employment with the company or, to the extent otherwise allowed under Nasdaq rules, as inducements to continue their employment with the company, provided that in either case the terms of such grants are substantially similar to the terms of the stock option grants made pursuant to the 1998 stock incentive plan. However, the special purpose committee may not grant an option to acquire more than 50,000 shares to any one individual. Additionally, under the Program, options may be granted with an exercise price below the market price on the Nasdaq National Market on the date of grant, provided the special purpose committee first obtains approval of such grants from either our board of directors or our compensation committee. In no event may any option have an exercise price less than $2.00 per share. Vesting, exercise prices and other terms of the options are fixed by the special committee. Generally, options vest in one-third increments over a three-year period and have a term of not more than 10 years from the grant date. Our board of directors or the compensation committee may, in either’s sole discretion and at any time, restrict or withdraw from the special purpose committee, as to any particular matters or categories of matters, the authority to make any or particular option grants under the Program.

Stock Option Agreement with Gary G. Friedman

On March 18, 2001, our board of directors approved the grant of a non-statutory stock option to our Chief Executive Officer, Gary G. Friedman, to acquire 200,000 shares of common stock at an exercise price of $6.00 per share. One-third of the shares vested upon completion of each year of service by Mr. Friedman to the company. The option will expire on March 17, 2011. Mr. Friedman also has received additional stock option grants pursuant to the terms of our 1998 stock incentive plan, which was approved by our security holders.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

The members of our board of directors, our executive officers and persons who hold more than 10% of a registered class of our equity securities are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with the Securities and Exchange Commission with respect to their ownership and changes in ownership of our common stock and other equity securities. To our knowledge, based upon (i) copies of Section 16(a) reports which we received from such persons for their transactions relating to our common stock and other equity securities during and prior to the fiscal year ended January 28, 2006, and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year ended January 28, 2006, we believe that all reporting requirements under Section 16(a) for the fiscal year ended January 28, 2006, were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

REPORT OF THE AUDIT COMMITTEE

The audit committee report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference in any of our company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after this filing and irrespective of any general language to the contrary.

The audit committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the company’s independent auditors. Additionally, the audit committee must preapprove all audit and non-audit services performed by the company’s independent auditors. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent auditors, Deloitte & Touche LLP, are responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. Rather, we rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

The audit committee hereby reports as follows:

1.      The audit committee has reviewed and discussed the audited consolidated financial statements with the company’s management.

2.      The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

3.      The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP their independence from the company. When considering Deloitte & Touche LLP’s independence, the audit committee considered whether their provision of services to the company beyond those rendered in connection with their audit and review of the company’s consolidated financial statements was compatible with maintaining their independence. The audit committee also has reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

4.      Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the audit committee recommended to the company’s board of directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended January 28, 2006, that was filed with the Securities and Exchange Commission on April 12, 2006.

Submitted by the audit committee of the board of directors for the fiscal year ended January 28, 2006:

Damon H. Ball
Raymond C. Hemmig
Glenn J. Krevlin (member until May 2006)
T. Michael Young

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the years ended January 28, 2006 (“fiscal 2005”), and January 29, 2005 (“fiscal 2004”), and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$646,125	$716,544
Audit-Related Fees(2)	$532,415	$684,242
Tax Fees(3)	—	$73,586
All Other Fees(4)	$120,033	$182,907
Total Fees	$1,298,573	$1,657,279

(1)          “Audit Fees” consist of fees for professional services rendered for the audit of our fiscal 2005 and fiscal 2004 annual-consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with regulatory filings.

(2)          “Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Such fees are not reported under “Audit Fees.”

(3)          “Tax Fees” consist of fees billed for professional services rendered for tax compliance, including preparation of federal, state and international tax returns, tax advice and tax planning, and transfer price consulting. Deloitte & Touche LLP provided various tax services to us through June 2004. We engaged Ernst & Young LLP in July 2004 to provide us with tax services.

(4)          “All Other Fees” consist of fees for products and services other than the services reported above. These specifically included loss prevention services.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Deloitte & Touche LLP, our independent auditors, must be approved in advance by our audit committee to assure that such services do not impair the auditors’ independence from the company. Under our audit committee’s charter, the audit committee is authorized to establish and maintain preapproval policies and procedures relating to the engagement of the independent auditors to render services, provided the policies and procedures are detailed as to the particular service and the audit committee is informed of each service and such policies and procedures do not include delegation of the audit committee’s responsibilities to management. The preapproval duty may be delegated to one or more designated members of the audit committee with any such preapproval reported to the audit committee at its next regularly scheduled meeting. Any such designated member(s) of the audit committee also shall have the authority to approve non-audit services, already commenced by the independent auditors, if (i) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by our company to the independent auditors during the fiscal year in which the services are provided, (ii) such services were not recognized by us at the time of the engagement to be non-audit services and (iii) such services are promptly brought to the attention of the audit committee and approved by such designated member(s) prior to the completion of the audit.

The audit committee has approved a number of audit and non-audit services to be provided by Deloitte & Touche LLP, including services in connection with the attestation required under the Sarbanes-Oxley Act of 2002, tax services and loss prevention services. However, as part of this approval, the audit committee is to be informed by our management at each of the audit committee’s next regularly scheduled meetings with respect to the status of each such service from the independent auditors to the extent such service has been carried out, in full or in part, prior to such meeting. Also, if the cost incurred by our company for a particular service (other than services in connection with the attestation required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder) is to exceed by an amount greater than ten percent the aggregate amount spent by us for such service during our previous fiscal year, management is to obtain, before we incur such additional excess cost, approval to incur such excess cost from the audit committee or from one of the audit committee’s members, provided such member reports such approval to the audit committee at its next scheduled meeting. With regard to services in connection with the attestation required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, the audit committee has approved only such reasonable costs associated with such services. Finally, in connection with any of the services provided by Deloitte & Touche LLP, the audit committee has delegated to the chair of the audit committee authority to negotiate and execute on behalf of the audit committee specific engagement letters (as the chair determines may be desirable for our company) between the audit committee and the independent auditors for the provision of any of the services, provided the chair reports the status of any such actions to the audit committee at its next regularly scheduled meeting following commencement or completion of such actions (as applicable).

All services provided by the independent auditors during fiscal 2005 and fiscal 2004 were pre-approved by the audit committee, and therefore no services provided by the independent auditors during fiscal 2005 or fiscal 2004 were approved after the services were rendered pursuant to such de minimus exception.

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The firm of Deloitte & Touche LLP has been retained as our independent auditors for the fiscal year ending February 3, 2007, and our board of directors is asking our stockholders to ratify this selection.

In the event our stockholders fail to ratify the selection of Deloitte & Touche LLP, our audit committee will reconsider the selection. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the fiscal year if our audit committee believes that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of our common stock is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on the proposal presented to the stockholders and will have the same effect as negative votes. Broker “non-votes” are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Presence at the Meeting

A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from the stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING FEBRUARY 3, 2007.

ANNUAL REPORT

A copy of our annual report for the fiscal year ended January 28, 2006, has been mailed concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the annual meeting. The annual report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference into this proxy statement.

FORM 10-K

We filed an annual report on Form 10-K for the fiscal year ended January 28, 2006, with the Securities and Exchange Commission. Stockholders may obtain a copy of the annual report on Form 10-K, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting our web site at www.RestorationHardware.com under “Company Information—Investor Relations” or by writing to our Secretary, Chris Newman, at our principal executive offices located at 15 Koch Road, Suite J, Corte Madera, California 94925. Upon written request to our Secretary, at the address of our principal executive offices, the exhibits set forth on the exhibit index of our annual report on Form 10-K may be made available at reasonable charge.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the proxyholders to vote the shares they represent as our board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy. It is important that you return your proxy promptly and that your shares be represented. You are urged to mark, date, sign and return the enclosed proxy in the accompanying reply envelope.

RESTORATION HARDWARE, INC.

Dated: June 1, 2006
Corte Madera, California

000000000.000 ext
000000000.000 ext
	000004	000000000.000 ext
MR A SAMPLE		000000000.000 ext
DESIGNATION (IF ANY)		000000000.000 ext
ADD 1	Least Address Line	000000000.000 ext
ADD 2		000000000.000 ext
ADD 3
ADD 4
ADD 5
ADD 6		C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Election of Directors
The Board of Directors recommends a vote “FOR” the director nominees.

1.	Election of the Class II directors to serve for a three-year term ending in the year 2009 or until their successors are duly elected and qualified:

		For	Withhold
	01 - Robert E. Camp	☐	☐

	02 - M. Ann Rhoades	☐	☐

Issues
The Board of Directors recommends a vote FOR the following proposal.

			For	Against	Abstain
2.	Ratify the selection of Deloitte & Touche LLP as the independent auditors of the fiscal year ending February 3, 2007.		☐	☐	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Sign exactly as your name(s) appears on your stock certificate(s). If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box			Signature 2 - Please keep signature within the box				Date (mm/dd/yyyy)

0 0 9 5 4 1	1 U P X	C O Y

001CD40001	00IYIC

Proxy - RESTORATION HARDWARE, INC.

PROXY FOR COMMON STOCK

Annual Meeting of Stockholders, July 19, 2006

THIS PROXY IS SOLICITED ON BEHALF OF RESTORATION HARDWARE, INC. BY ITS BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on July 19, 2006, the proxy statement and all other proxy materials and appoints Gary G. Friedman and Chris Newman, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Restoration Hardware, Inc. which the undersigned is entitled to vote, either on his, her or its own behalf or on behalf of any entity or entities, at the annual meeting of the stockholders of the company to be held on July 19, 2006 at 9:30 a.m. local time at the company’s corporate offices located at 15 Koch Road, Suite J, Corte Madera, California 94925, and at any adjournment or postponement thereof, with the same forces and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

The board of directors recommends a vote “FOR” the director nominees and a vote “FOR” the other proposal listed on the reverse side. This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this proxy will be voted in favor of the election of the director nominees listed on the reverse side and for the other proposal listed on the reverse side. The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE VOTED ON REVERSE SIDE	SEE REVERSE SIDE